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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Gossett,             Robert                  F., Jr.
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   (Last)               (First)                 (Middle)

   406 East 85th Street
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                                    (Street)

   New York,            New York                10028
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Corporate Realty Income Fund I, L.P.
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

   9/27/02
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

   Individual General Partner and President of Corporate. GP
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                 6.
                                                                  4.                              5.             Owner-
                                                                  Securities Acquired (A) or      Amount of      ship
                                        2A. Deemed   3.           Disposed of (D)                 Securities     Form:
                                        Execution    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct
                           2.           Date, if     Code         ----------------------------    Owned at End   (D) or    7.
1.                         Transaction  any          (Instr. 8)                   (A)             of Month       Indirect  Nature of
Title of Security          Date         (Month/      ------------                 or              (Instr. 3      (I)       Indirect
(Instr. 3)                 (mm/dd/yy)   Day/Year)     Code     V      Amount      (D)    Price    and 4)         (Instr.4) Ownership
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
Depository Units of LP Int.    9/27/02              P                  200        A       $12.60                   I         *
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Depository Units of LP Int.    9/27/02              P                  150        A       $12.60                   I         *
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Depository Units of LP Int.    9/27/02              P                  1,000      A       $12.60                   I         *
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Depository Units of LP Int.    9/27/02              P                  2,500      A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  1,000      A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  250        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  200        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  200        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  150        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  100        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  100        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  100        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  50         A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  500        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  150        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  200        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  200        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  110        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  100        A       $12.00                   I         *
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Depository Units of LP Int.    9/27/02              P                  150        A       $12.00     108,291.75    I         *
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*By Vance, Teel & Company, Ltd.
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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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

Explanation of Responses:    Indirect ownership represents reporting person's
                             25% proportionate interest in Vance, Teel &
                             Company, Ltd.

                             The reporting person disclaims beneficial ownership of the remaining 75% proportionate interests owned by the reporting person's spouse and adult children.

   /s/ Robert F. Gossett, Jr.                                    9/27/02
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date
   Robert F. Gossett, Jr.

Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

            * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

            ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.